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                        EXHIBIT 21 - LIST OF SUBSIDIARIES

(a) Bassett Furniture Industries of North Carolina, Inc. (North Carolina Corporation)

(b) The E.B. Malone Corporation (Delaware Corporation)

(c) Bassett Direct Stores, Inc. (Virginia Corporation)

(d) Bassett Direct NC, LLC (Virginia limited liability company)

(e) Bassett Direct SC, LLC (Virginia limited liability company)

(f) The Accessories Group, Inc. (Virginia Corporation)